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                                                                    Exhibit 5(a)

                    [First Albany Companies Inc. letterhead]



                                                                    May 19, 1999




First Albany Companies Inc.
30 South Pearl Street
Albany, NY  12207

         RE: First Albany Companies Inc. - Registration Statement on Form S-8 relating to the First Albany Companies Inc. 1989 Stock Incentive Plan (the "Registration Statement")

Ladies and Gentlemen:

         I am Secretary and General Counsel of First Albany Companies Inc., a New York corporation ("First Albany"), and I am familiar with the corporate proceedings taken by First Albany in connection with the proposed registration of an aggregate of 500,000 shares of First Albany common stock, par value $.01 (the "Shares"), pursuant to the First Albany Companies Inc. 1989 Stock Incentive Plan (the "Plan"), with respect to which the Registration Statement has been prepared for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         In arriving at the opinions expressed below, I have reviewed the Registration Statement and the Plan. In addition, I reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of First Albany and such other instruments and other certificates of public officials, officers and representatives of First Albany and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion express below.

         In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

         Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of First Albany and, when certificates representing the Shares shall have been executed in facsimile by proper officers of the Company, authenticated by the transfer agent and registrar for the Shares, delivered to persons entitled thereto pursuant to the Plan in accordance with the terms thereof and paid for in cash (or other consideration acceptable under New York law) in an amount not less than the par value of the Shares, the Shares will have been legally and validly issued, and will be fully paid and nonassessable.
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                           Insofar as the foregoing opinions relate to the
legality, validity, binding effect or enforceability of any agreement or obligation of First Albany, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and to general principles of equity.

         The foregoing opinion is limited to the Federal laws of the United States of America and the law of the State of New York.

         I hereby to the filing of this opinion as an Exhibit to the Registration Statement.

                                                              Very truly yours,



                                                     /s/      Stephen P. Wink
                                                              Secretary and
                                                              General Counsel


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